Exhibit 99.1

WageWorks Announces Organizational Changes and Provides Update on Financial Reporting Matters

Company appoints Edgar Montes as Chief Executive Officer; Joe Jackson to Become Executive Chairman;

Company Announces Additional Leadership Changes

Company to Restate Certain Financial Results; Restatement Not Expected to Affect the Company’s Business Operations

SAN MATEO, Calif., April 5, 2018 — WageWorks, Inc. (NYSE: WAGE), a leader in administering Consumer-Directed Benefits, today announced that it has appointed Edgar Montes, WageWorks’ current President and Chief Operating Officer, as President and Chief Executive Officer and a member of the Board, effective April 5, 2018. Mr. Montes has been with the Company since November 2006, serving as President since December 2016 and COO since December 2012. Prior to joining the Company, he served in various positions with American Express, most recently as Vice President, Customer Service. Joe Jackson, who served as CEO and a member of the Board for more than a decade, will become Executive Chairman of the Board. In connection with Mr. Montes’ appointment to the Board, the Board has expanded its size from seven to eight members.

Mr. Jackson said, “I have had the pleasure of working closely with Edgar for over 10 years, and the Board has long seen Edgar as a likely CEO successor. Edgar was the Board’s unanimous choice to become CEO. As our COO for the past five years and President since 2016, Edgar has shown a deep understanding of our business and has demonstrated a proven track record of success and operational excellence and is prepared for this expanded role. I am confident in Edgar’s ability to lead WageWorks into the future. I look forward to continuing to help drive the Company’s growth initiatives with Edgar as the Company’s CEO and working with the team to execute on WageWorks’ strategic objectives.” Mr. Montes stated, “I look forward to working with Joe and the Board to continue to build WageWorks and achieve the Company’s goals. I am honored they have entrusted me to lead our Company, and I want to thank all of our employees for their continued support and dedication to better serve our customers.”

John Larson, Lead Independent Director, stated, “On behalf of the entire Board, I wish to thank Joe for his leadership as our CEO and for paving the way for Edgar to assume the CEO role. I also want to thank Joe for successfully leading us through our initial public offering and look forward to his continued focus on executing our growth strategies. Joe’s contributions have helped build WageWorks into the premier company it is today. ”

The Company also today announced that Colm Callan will resign as Chief Financial Officer, effective April 5, 2018. Mr. Callan will remain with the Company for an interim period to effect a seamless transition to an incoming Interim Chief Financial Officer, a role which is expected to be filled in the near future. The Company is undertaking a search for a permanent Chief Financial Officer.

Additionally, the Company announced that Kim Wilford will resign as Senior Vice President, General Counsel and Corporate Secretary, effective April 5, 2018. Ms. Wilford will remain with the Company for an interim period in order to ensure a seamless transition.

Mr. Jackson said, “I wish to thank Colm and Kim for their years of leadership within our Company. During those years, WageWorks has made great progress in executing our strategy and delivering value to our clients and brokers.”

Restatement

As previously announced, the Audit Committee of the Company’s Board of Directors has been conducting an independent investigation of the Company’s internal control over financial reporting in fiscal 2016 and 2017. As previously announced, among other matters, the investigation has included a review of certain issues, including revenue recognition, related to the accounting for a government contract during fiscal 2016 and associated issues with whether there was an open flow of information and appropriate tone at the top for an effective control environment.

The Board has concluded that the Company’s historical financial statements for the quarterly and year-to-date periods ended June 30 and September 30, 2016, the fiscal year ended December 31, 2016 and the quarterly and year-to-date periods ended March 31, June 30 and September 30, 2017 should be restated and such financial statements and related communications should no longer be relied upon. Further, the Company’s disclosures related to such financial statements and related communications issued by or on behalf of the Company with respect to the Non-Reliance Periods, including management’s assessment of internal controls over financial reporting as of December 31, 2016, should also no longer be relied upon. This determination was made upon the recommendation of the Audit Committee, as a result of its investigation and after consultation with the Company’s independent auditors and management team.

As previously disclosed in the Form 12b-25 filed on March 2, 2018, the Board, upon recommendation of the Audit Committee, has concluded that the Company has a material weakness in its internal control over financial reporting as of December 31, 2017 related to managing change and assessing risk in the areas of non-routine and complex transactions. As a result of the material weakness, the Board, upon recommendation of the Audit Committee, has concluded that the Company’s internal control over financial reporting and disclosure controls and procedures were ineffective as of December 31, 2017. The Company is in the process of addressing this material weakness. The Company intends to disclose a more detailed description of this weakness, including a plan for remediating this deficiency, in its 2017 Form 10-K. The Audit Committee investigation of accounting and internal control matters is ongoing and may ultimately result in the identification of other accounting issues, further material weaknesses, and/or require the restatement of other Company financial statements for previous periods.

As a result of the Audit Committee’s independent investigation, WageWorks anticipates that the restatement for fiscal year 2016 will result in an estimated aggregate decrease in revenue (which was previously reported as $364.7 million) in the range of $6.5 million to $9.5 million, an estimated aggregate decrease in net income (which was previously reported as $20.2 million) in the range of $3.5 million to $5.5 million, and an estimated aggregate decrease in the non-GAAP financial measure adjusted EBITDA (which was previously reported as $108.0 million) in the approximate range of $6.0 million to $9.0 million. Although the Company’s review of 2017 is ongoing, the Company has not identified any adjustments to its financial statements that would be expected to cause revenue for fiscal year 2017 to differ materially from the Company’s previous guidance.

As the Company has not yet completed its final determination and review, the amounts described above and the periods to which they relate are preliminary and are subject to change.

The Company continues to work diligently to complete the preparation of its consolidated financial statements in order to be in a position to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including to reflect restated results for the periods described above, with the SEC as soon as possible.

Non-GAAP Financial Information

To supplement the financial information the Company presents on a GAAP basis, the Company provides adjusted EBITDA as a non-GAAP financial measure. Adjusted EBITDA is intended to focus on what management believes to be its ongoing business operations. The Company’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes interest income, interest expense, income tax provision, depreciation, amortization and change in contingent consideration, stock-based compensation and employee termination and other charges, and adjusted EBITDA, which excludes such information, in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods. The Company’s management does not itself, nor does it suggest that investors should, consider adjusted EBITDA in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever the Company uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure.

A reconciliation of GAAP net income to non-GAAP adjusted EBITDA for fiscal year 2016 is set forth below. Investors are also encouraged to review the Company’s full financial results for such periods and for the fourth quarter and fiscal year 2017 when the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is filed with the SEC.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Year Ended December 31, 2016
	As Previously Reported	Low	High
GAAP net income	$20.2	$14.7	$16.7
Interest income	(0.4)	(0.4)	(0.4)
Interest expense	2.2	2.2	2.2
Income tax provision	12.0	8.8	9.5
Depreciation	8.5	8.5	8.5
Amortization and change in contingent consideration	34.1	34.1	34.1
Stock-based compensation expense	30.3	30.0	30.3
Employee termination and other charges	1.1	1.1	1.1

Adjusted EBITDA	$108.0	$99.0	$102.0

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be preceded by, followed by or otherwise include the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “could,” “would,” “should,” or similar expressions or statements that certain events or conditions may occur. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by these forward-looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to, the risks and uncertainties that the Company’s review of the matters described above is ongoing and the amounts at issue and the periods to which they relate have not been definitively determined; the amounts described above and the periods to which they relate are preliminary, unaudited estimates that are subject to change; the final amounts and adjustments may differ materially from the estimated amounts described above; additional adjustments may be identified, the impact of which may be material; the Company’s review of the matters described above may take longer to complete than currently anticipated; the Company’s restated financial results to be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 may take longer to prepare than currently anticipated; the Company may take longer to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 than anticipated; the Company has received a non-compliance letter from the NYSE regarding the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2017; the Company may receive a non-compliance letter from the NYSE regarding the Company’s announcement of non-reliance upon its financial statements for the relevant periods or regarding the necessity to make restated public filings; the NYSE may initiate delisting proceedings as a result of either of the aforementioned instances of non-compliance, which could result in the Company’s common stock being delisted by the NYSE; and those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K filed with the SEC and similar disclosures in subsequent periodic and current reports filed with the SEC. Readers of this press release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this press release.

About WageWorks

WageWorks, Inc. (NYSE: WAGE) is a leader in administering Consumer-Directed Benefits (CDBs). WageWorks is solely dedicated to administering CDBs, including pre-tax spending accounts, such as Health Savings Accounts (HSAs), health and dependent care Flexible Spending Accounts (FSAs), Health Reimbursement Arrangements (HRAs), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, COBRA, and other employee benefits. WageWorks makes it easier to understand and take advantage of Consumer-Directed Benefits for more than 100,000 employers and approximately 6.5 million people. WageWorks is headquartered in San Mateo, California, with offices in major locations throughout the United States. For more information, visit www.wageworks.com.

Media Contact:

Elizabeth Anderson

WageWorks, Inc.

972.984.0800

Elizabeth.Anderson@Wageworks.com

or

Meaghan Repko / Nicholas Lamplough / Amy Feng

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449 / 415.869.3950

Investor Contact:

Staci Mortenson

ICR

203.682.8273

Staci.Mortenson@icrinc.com